Exhibit 16.1

ALBERT WONG & CO.

CERTIFIED PUBLIC ACCOUNT ANTS

7th Floor, Nan Dao Commercial Building

359-361 Queen's Road Central

Hong Kong

Tel : 2851 7954

Fax: 2545 4086

ALBERT WONG

B.Snc .. Sc., AC A .. LL.B., C.P.A.(Pmctising)

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re: American Jianye Greentech Holdings Ltd.

Commission File Number: 333-144228

Commissioners:

We have read Item 4.01 of Form 8-K dated February 24, 2012, of American Jianye Greentech Holdings Ltd. (the “Company”) and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audit of the consolidated balance sheet of the Company as of December 31, 2010, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for the year then ended.

/s/Albert Wong & Co.

Albert Wong & Co.

Certified public accountants

Hong Kong, China

February 24, 2012